Exhibit 99.1

news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033
For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation reports second-quarter 2025 earnings

•Announces 2025 second-quarter reported earnings (GAAP) per share of $0.25.
•Achieves 2025 second-quarter ongoing earnings per share of $0.32 versus $0.38 in 2024, with lower results primarily due to timing and weather.
•Reaffirms 2025 ongoing earnings forecast range of $1.75 to $1.87 per share; expects to achieve at least the midpoint of $1.81 per share.
•Reaffirms 6% to 8% annual EPS and dividend growth targets through at least 2028; expects to achieve EPS growth in the top half of targeted growth range.

ALLENTOWN, Pa. (July 31, 2025) - PPL Corporation (NYSE: PPL) today announced second-quarter 2025 reported earnings (GAAP) of $183 million, or $0.25 per share, compared with second-quarter 2024 reported earnings of $190 million, or $0.26 per share.
PPL reported earnings of $597 million, or $0.80 per share, for the first six months of 2025, compared with the reported earnings of $497 million, or $0.67 per share, for the first six months of 2024.
Adjusting for special items, second-quarter 2025 earnings from ongoing operations (non-GAAP) were $240 million, or $0.32 per share, compared with $282 million, or $0.38 per share, a year ago. The decline was primarily due to several anticipated factors, including the timing of certain operating costs and true-ups, as well as favorable weather in the second quarter of 2024 and higher interest expense.
Earnings from ongoing operations for the first six months of 2025 were $684 million, or $0.92 per share, compared with $684 million, or $0.92 per share, for the first six months of 2024.
“Across PPL, we continue to gain momentum in executing our utility of the future strategy,” said PPL President and Chief Executive Officer Vincent Sorgi. “We are significantly enhancing the reliability and resiliency of our electric and gas networks to better protect against severe weather. We are advancing a cleaner energy mix while maintaining our unwavering commitment to safety, affordability and reliability. Moreover, we are at the forefront of innovation, integrating cutting-edge technology across all aspects of our business to deliver superior outcomes for our customers and shareowners.”
Sorgi continued, “We are also making substantial progress in delivering on our financial commitments to shareowners. We anticipate strong earnings growth in the second half of 2025, driven by higher returns on capital investments and lower O&M year over year, in line with our business plan. We remain confident about achieving at least the midpoint of our 2025 forecast and are reaffirming our ongoing earnings forecast range of $1.75 to $1.87 per share with a midpoint of $1.81 per share.”

“Importantly, we also continue to focus on engaging with key stakeholders to strengthen resource adequacy and power economic development that benefits the regions we serve and enhances America’s competitiveness,” added Sorgi. “This month, we were excited to announce our joint venture with Blackstone Infrastructure to build, own and operate new electric generation stations to power data centers under long-term energy services agreements. This is just another example of how we are developing innovative solutions to some of the most pressing challenges in today’s energy landscape.”
In conjunction with today's earnings announcement, PPL reaffirmed its projection of 6% to 8% annual earnings per share (EPS) and dividend growth through at least 2028, with EPS growth expected to be in the top half of the targeted range. The company’s projected growth is based off its 2025 forecast midpoint of $1.81 per share.

Second-Quarter 2025 Earnings Details

As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). “Earnings from ongoing operations” is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings (net income) to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per share amounts)	2nd Quarter			Year to Date
	2025	2024	Change	2025	2024	Change
Reported earnings	$183	$190	(4)%	$597	$497	20%
Reported earnings per share	$0.25	$0.26	(4)%	$0.80	$0.67	19%

	2nd Quarter			Year to Date
	2025	2024	Change	2025	2024	Change
Earnings from ongoing operations	$240	$282	(15)%	$684	$684	0%
Earnings from ongoing operations per share	$0.32	$0.38	(16)%	$0.92	$0.92	0%

Second-Quarter 2025 Earnings by Segment

	2nd Quarter		Year to Date
Per share	2025	2024	2025	2024
Reported earnings
Kentucky Regulated	$0.17	$0.18	$0.47	$0.44
Pennsylvania Regulated	0.19	0.21	0.44	0.40
Rhode Island Regulated	(0.02)	0.01	0.07	0.10
Corporate and Other	(0.09)	(0.14)	(0.18)	(0.27)
Total	$0.25	$0.26	$0.80	$0.67

	2nd Quarter		Year to Date
	2025	2024	2025	2024
Special items (expense) benefit
Kentucky Regulated	$(0.01)	$—	$(0.01)	$—
Pennsylvania Regulated	—	—	—	(0.02)
Rhode Island Regulated	(0.03)	(0.03)	(0.04)	(0.04)
Corporate and Other	(0.03)	(0.09)	(0.07)	(0.19)
Total	$(0.07)	$(0.12)	$(0.12)	$(0.25)

	2nd Quarter		Year to Date
	2025	2024	2025	2024
Earnings from ongoing operations
Kentucky Regulated	$0.18	$0.18	$0.48	$0.44
Pennsylvania Regulated	0.19	0.21	0.44	0.42
Rhode Island Regulated	0.01	0.04	0.11	0.14
Corporate and Other	(0.06)	(0.05)	(0.11)	(0.08)
Total	$0.32	$0.38	$0.92	$0.92

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL’s reported earnings in the second quarter of 2025 included net special item after-tax charges of $57 million, or $0.07 per share, primarily attributable to PPL’s IT transformation and integration-related expenses and adjustments associated with the acquisition of Rhode Island Energy. Reported earnings in the second quarter of 2024 included net special item after-tax charges of $92 million, or $0.12 per share, primarily attributable to integration-related expenses associated with the acquisition of Rhode Island Energy.
Reported earnings in the first six months of 2025 included net special-item after-tax charges of $87 million, or $0.12 per share, primarily attributable to PPL’s IT transformation and integration-related expenses and adjustments associated with the acquisition of Rhode Island Energy. Reported earnings in the first six months of 2024 included net special-item after-tax charges of $187 million, or $0.25 per share, primarily attributable to integration-related expenses associated with the acquisition of Rhode Island Energy.

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in the second quarter of 2025 decreased by $0.01 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2025 were even compared with a year ago. Factors driving earnings results primarily included lower sales volumes, largely due to weather, offset by other factors.
Reported earnings in the first six months of 2025 increased by $0.03 per share compared with a year ago. Earnings from ongoing operations in the first six months of 2025 increased by $0.04 per share compared with a year ago. Factors driving earnings results primarily included higher sales volumes, largely due to weather, lower operating costs and higher earnings from additional capital investments.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings and earnings from ongoing operations in the second quarter of 2025 decreased by $0.02 per share compared with a year ago. Factors driving earnings results primarily included higher operating costs, the timing of a transmission revenue true-up and other factors, partially offset by higher transmission revenue from additional capital investments.
Reported earnings in the first six months of 2025 increased by $0.04 per share compared with a year ago. Earnings from ongoing operations in the first six months of 2025 increased by $0.02 per share compared with a year ago. Factors driving earnings results primarily included higher transmission revenue from additional capital investments, higher sales volumes largely due to weather, and distribution regulatory rider recovery, partially offset by higher operating costs and other factors.

Rhode Island Regulated Segment
PPL’s Rhode Island Regulated segment consists of the regulated electricity and natural gas operations of Rhode Island Energy.
Reported earnings and earnings from ongoing operations in the second quarter of 2025 decreased by $0.03 per share compared with a year ago. Factors driving earnings results primarily included higher operating costs due to timing and other factors, partially offset by higher distribution revenue from capital investments.
Reported earnings and earnings from ongoing operations in the first six months of 2025 decreased by $0.03 per share compared with a year ago. Factors driving earnings results primarily included higher operating costs and other factors, partially offset by higher distribution revenue from capital investments.

Corporate and Other
PPL’s Corporate and Other category primarily includes financing costs incurred at the corporate level, certain non-recoverable costs resulting from commitments made to the Rhode Island Division of Public Utilities and Carriers and the Rhode Island Attorney General’s Office in conjunction with the acquisition of Rhode Island Energy, and certain other unallocated costs.
Reported earnings in the second quarter of 2025 increased by $0.05 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2025 decreased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included higher interest expense.
Reported earnings in the first six months of 2025 increased by $0.09 per share compared with a year ago. Earnings from ongoing operations in the first six months of 2025 decreased by $0.03 per share compared with a year ago. Factors driving earnings results primarily included higher interest expense.

2025 Earnings Forecast

PPL’s 2025 earnings from ongoing operations forecast range is $1.75 to $1.87 per share, with a midpoint of $1.81 per share.
Earnings from ongoing operations is a non-GAAP measure that could differ from reported earnings due to special items that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations. PPL management is not able to forecast whether any of these factors will occur or whether any amounts will be reported for future periods. Therefore, PPL is not able to provide an equivalent GAAP measure for earnings guidance.
See the table at the end of this news release for a complete reconciliation of the earnings forecast.

About PPL
PPL Corporation (NYSE: PPL), headquartered in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to more than 3.6 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live internet webcast of management’s teleconference with financial analysts about second-quarter 2025 financial results at 11 a.m. Eastern time on Thursday, July 31. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call.

Interested individuals can access the live conference call via telephone at 1-844-512-2926. International participants should call 1-412-317-6300. Participants will need to enter the following “Elite Entry” number to join the conference: 9662929. Callers can access the webcast link at www.pplweb.com/investors under “Events.”
# # #

Management utilizes “Earnings from Ongoing Operations” or “Ongoing Earnings” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management’s view of PPL’s earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•Gains and losses on sales of assets not in the ordinary course of business.
•Impairment charges.
•Significant workforce reduction and other restructuring effects.
•Acquisition and divestiture-related adjustments.
•Significant losses on early extinguishment of debt.
•Other charges or credits that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: strategic acquisitions, dispositions, joint ventures or similar transactions and our ability to consummate these business transactions, integrate the acquired entities or realize expected benefits from them; pandemic health events or other catastrophic events and their effect on financial markets, economic conditions and our businesses; market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; volatility in or the impact of other changes on financial markets, commodity prices and economic conditions, including inflation; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; PPL Corporation's stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in jurisdictions where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism or war or other hostilities; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION(1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	June 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$294	$306
Accounts receivable	1,120	1,037
Unbilled revenues	418	485
Fuel, materials and supplies	504	511
Regulatory assets	303	320
Other current assets	284	221
Property, Plant and Equipment
Regulated utility plant	41,171	40,391
Less: Accumulated depreciation - regulated utility plant	9,950	9,682
Regulated utility plant, net	31,221	30,709
Non-regulated property, plant and equipment	80	79
Less: Accumulated depreciation - non-regulated property, plant and equipment	33	29
Non-regulated property, plant and equipment, net	47	50
Construction work in progress	3,088	2,390
Property, Plant and Equipment, net	34,356	33,149
Noncurrent regulatory assets	2,055	2,060
Goodwill and other intangibles	2,559	2,561
Other noncurrent assets	470	419
Total Assets	$42,363	$41,069

Liabilities and Equity
Short-term debt	$1,286	$303
Long-term debt due within one year	1,219	551
Accounts payable	1,135	1,196
Other current liabilities	1,338	1,283
Long-term debt	15,292	15,952
Deferred income taxes and investment tax credits	3,611	3,467
Accrued pension obligations	294	317
Asset retirement obligations	141	136
Noncurrent regulatory liabilities	3,335	3,335
Other deferred credits and noncurrent liabilities	426	452
Common stock and additional paid-in capital	12,351	12,354
Treasury stock	(902)	(928)
Earnings reinvested	3,027	2,835
Accumulated other comprehensive loss	(190)	(184)
Total Liabilities and Equity	$42,363	$41,069

(1)    The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating Revenues	$2,025	$1,881	$4,529	$4,185

Operating Expenses
Operation
Fuel	192	181	426	390
Energy purchases	388	275	947	795
Other operation and maintenance	614	623	1,212	1,249
Depreciation	324	319	646	635
Taxes, other than income	101	93	214	181
Total Operating Expenses	1,619	1,491	3,445	3,250

Operating Income	406	390	1,084	935

Other Income (Expense) - net	23	32	51	54

Interest Expense	199	182	389	361

Income Before Income Taxes	230	240	746	628

Income Taxes	47	50	149	131

Net Income	$183	$190	$597	$497

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners
Basic	$0.25	$0.26	$0.81	$0.67
Diluted	$0.25	$0.26	$0.80	$0.67

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	739,276	737,748	738,986	737,630
Diluted	742,541	739,563	741,972	739,191

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Six Months Ended June 30,
	2025	2024
Cash Flows from Operating Activities
Net income	$597	$497
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	646	635
Amortization	49	47
Defined benefit plans - income	(30)	(35)
Deferred income taxes and investment tax credits	104	114
Other	3	10
Change in current assets and current liabilities
Accounts receivable	(91)	162
Accounts payable	(167)	(167)
Unbilled revenues	63	74
Fuel, materials and supplies	13	4
Prepayments	(56)	(107)
Taxes payable	40	(21)
Regulatory assets and liabilities, net	64	(74)
Accrued interest	(5)	21
Other	(52)	(57)
Other operating activities
Defined benefit plans - funding	(7)	(7)
Other	(56)	(48)
Net cash provided by operating activities	1,115	1,048

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,723)	(1,266)
Other investing activities	10	5
Net cash used in investing activities	(1,713)	(1,261)

Cash Flows from Financing Activities
Issuance of long-term debt	—	1,148
Payment of common stock dividends	(392)	(367)
Net increase (decrease) in short-term debt	983	(603)
Other financing activities	(14)	(23)
Net cash provided by financing activities	577	155

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(21)	(58)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	339	382
Cash, Cash Equivalents and Restricted Cash at End of Period	$318	$324

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at June 30,	$450	$288

Operating - Electricity Sales (Unaudited)(1)

	Three Months Ended June 30,			Six Months Ended June 30,
			Percent			Percent
(GWh)	2025	2024	Change	2025	2024	Change

PA Regulated Segment
Retail Delivered(2)	8,426	8,587	(1.9) %	18,569	18,214	1.9%

KY Regulated Segment
Retail Delivered	7,043	7,158	(1.6) %	14,846	14,612	1.6%
Wholesale(3)	268	130	106.2%	707	297	138.0%
Total	7,311	7,288	0.3%	15,553	14,909	4.3%

Total	15,737	15,875	(0.9) %	34,122	33,123	3.0%

(1) Excludes the Rhode Island Regulated segment electricity sales as revenues are decoupled from volumes delivered.
(2) Includes estimated volumes for industrial customers that were not billed during the period.
(3) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2025	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$126	$139	$(17)	$(65)	$183
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of ($1)(2)	—	—	—	4	4
Acquisition integration, net of tax of $4(3)	—	—	—	(13)	(13)
IT transformation, net of tax of $2, $1, $4(4)	(5)	—	(3)	(16)	(24)
Energy efficiency programs settlement(5)	—	—	2	—	2
Office relocation and related costs, net of tax of $0, $0(6)	(1)	(1)	—	—	(2)
Post TSA adjustments, net of tax of $7(7)	—	—	(24)	—	(24)
Total Special Items	(6)	(1)	(25)	(25)	(57)
Earnings from Ongoing Operations	$132	$140	$8	$(40)	$240

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.17	$0.19	$(0.02)	$(0.09)	$0.25
Less: Special Items (expense) benefit:
Talen litigation costs(2)	—	—	—	0.01	0.01
Acquisition integration(3)	—	—	—	(0.02)	(0.02)
IT transformation(4)	(0.01)	—	—	(0.02)	(0.03)
Post TSA adjustments(7)	—	—	(0.03)	—	(0.03)
Total Special Items	(0.01)	—	(0.03)	(0.03)	(0.07)
Earnings from Ongoing Operations	$0.18	$0.19	$0.01	$(0.06)	$0.32

(1) Reported Earnings represents Net Income.
(2) PPL incurred legal expenses and received insurance reimbursement related to litigation associated with its former affiliate, Talen Montana, LLC and certain affiliated entities.
(3) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(4) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems.
(5) Costs associated with a settlement agreement regarding energy efficiency programs prior to PPL's acquisition of Rhode Island Energy.
(6) Certain costs related to the relocation of corporate offices.
(7) Adjustments related to account reconciliations and process alignment subsequent to the end of the transition services agreement associated with the acquisition of Rhode Island Energy.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2025	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$349	$323	$53	$(128)	$597
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of $1(2)	—	—	—	3	3
Acquisition integration, net of tax of ($2), $7(3)	—	—	7	(27)	(20)
IT transformation, net of tax of $2, $1, $7(4)	(6)	—	(4)	(26)	(36)
Energy efficiency programs settlement, net of tax of $2(5)	—	—	(6)	—	(6)
Office relocation and related costs, net of tax of $0, $0(6)	(2)	(2)	—	—	(4)
Post TSA adjustments, net of tax of $7(7)	—	—	(24)	—	(24)
Total Special Items	(8)	(2)	(27)	(50)	(87)
Earnings from Ongoing Operations	$357	$325	$80	$(78)	$684

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.47	$0.44	$0.07	$(0.18)	$0.80
Less: Special Items (expense) benefit:
Acquisition integration(3)	—	—	0.01	(0.04)	(0.03)
IT transformation(4)	(0.01)	—	(0.01)	(0.03)	(0.05)
Energy efficiency programs settlement(5)	—	—	(0.01)	—	(0.01)
Post TSA adjustments(7)	—	—	(0.03)	—	(0.03)
Total Special Items	(0.01)	—	(0.04)	(0.07)	(0.12)
Earnings from Ongoing Operations	$0.48	$0.44	$0.11	$(0.11)	$0.92

(1) Reported Earnings represents Net Income.
(2) PPL incurred legal expenses and received insurance reimbursement related to litigation associated with its former affiliate, Talen Montana, LLC and certain affiliated entities.
(3) Rhode Island Regulated primarily includes a final transition services settlement agreement. Corporate and Other primarily includes integration and related costs associated with the acquisition of Rhode Island Energy.
(4) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems.
(5) Costs associated with a settlement agreement regarding energy efficiency programs prior to PPL's acquisition of Rhode Island Energy.
(6) Certain costs related to the relocation of corporate offices.
(7) Adjustments related to account reconciliations and process alignment subsequent to the end of the transition services agreement associated with the acquisition of Rhode Island Energy.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2024	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$134	$150	$12	$(106)	$190
Less: Special Items (expense) benefit:
Strategic corporate initiatives, net of tax of $1, $1(2)	—	(3)	—	(2)	(5)
Acquisition integration, net of tax of $4, $19(3)	—	—	(16)	(69)	(85)
PPL Electric billing issue, net of tax of $1(4)	—	(2)	—	—	(2)
Total Special Items	—	(5)	(16)	(71)	(92)
Earnings from Ongoing Operations	$134	$155	$28	$(35)	$282

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.18	$0.21	$0.01	$(0.14)	$0.26
Less: Special Items (expense) benefit:
Acquisition integration(3)	—	—	(0.03)	(0.09)	(0.12)
Total Special Items	—	—	(0.03)	(0.09)	(0.12)
Earnings from Ongoing Operations	$0.18	$0.21	$0.04	$(0.05)	$0.38

(1) Reported Earnings represents Net Income.
(2) Represents costs primarily related to PPL’s corporate centralization and other strategic efforts.
(3) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(4) Certain expenses related to billing issues.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2024	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$324	$299	$76	$(202)	$497
Less: Special Items (expense) benefit:
Strategic corporate initiatives, net of tax of $0, $1, $1(2)	(1)	(4)	—	(4)	(9)
Acquisition integration, net of tax of $8, $36(3)	—	—	(30)	(135)	(165)
PPL Electric billing issue, net of tax of $5(4)	—	(13)	—	—	(13)
Total Special Items	(1)	(17)	(30)	(139)	(187)
Earnings from Ongoing Operations	$325	$316	$106	$(63)	$684

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.44	$0.40	$0.10	$(0.27)	$0.67
Less: Special Items (expense) benefit:
Strategic corporate initiatives(2)	—	—	—	(0.01)	(0.01)
Acquisition integration(3)	—	—	(0.04)	(0.18)	(0.22)
PPL Electric billing issue(4)	—	(0.02)	—	—	(0.02)
Total Special Items	—	(0.02)	(0.04)	(0.19)	(0.25)
Earnings from Ongoing Operations	$0.44	$0.42	$0.14	$(0.08)	$0.92

(1) Reported Earnings represents Net Income.
(2) Represents costs primarily related to PPL's centralization efforts and other strategic efforts.
(3) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(4) Certain expenses related to billing issues.

Reconciliation of PPL's Earnings Forecast
After-Tax (Unaudited)
(per share - diluted)

	2025 Forecast Range
	Midpoint	High	Low
Estimate of Reported Earnings	$1.69	$1.75	$1.63
Less: Special Items (expense) benefit:(1)
Acquisition integration(2)	(0.03)	(0.03)	(0.03)
IT transformation(3)	(0.05)	(0.05)	(0.05)
Energy efficiency investigation settlement(4)	(0.01)	(0.01)	(0.01)
Post TSA adjustments(5)	(0.03)	(0.03)	(0.03)
Total Special Items	(0.12)	(0.12)	(0.12)
Forecast of Earnings from Ongoing Operations	$1.81	$1.87	$1.75

(1) Reflects only special items recorded through June 30, 2025. PPL is not able to forecast special items for future periods.
(2) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(3) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems.
(4) Costs associated with a settlement agreement regarding energy efficiency programs prior to PPL's acquisition of Rhode Island Energy.
(5) Adjustments related to account reconciliations and process alignment subsequent to the end of the transition services agreement associated with the acquisition of Rhode Island Energy.